SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

 Filed by the Registrant |X|
 Filed by a party other than the Registrant |_|

 Check the appropriate box:
 |_|  Preliminary proxy statement           |_| Confidential, for Use of the
 |X|  Definitive proxy statement                Commission Only (as permitted
 |_|  Definitive additional materials           by Rule 14a-6(e)(2))
 |_|  Soliciting material pursuant to
      Rule 14a-11(c) or Rule 14a-12


                       NETWORK-1 SECURITY SOLUTIONS, INC.
                       ----------------------------------
                (Name of Registrant as Specified in Its Charter)


            --------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

   |X|  No fee required.

   |_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:
   (2)  Aggregate number of securities to which transaction applies:
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   (4)  Proposed maximum aggregate value of transaction:
   (5)  Total fee paid:

   |_|  Fee paid previously with preliminary materials.

   |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount Previously Paid:
   (2)  Form, Schedule or Registration Statement No.:
   (3)  Filing Party:
   (4)  Date Filed:

                       NETWORK-1 SECURITY SOLUTIONS, INC.
                       1601 TRAPELO ROAD, RESERVOIR PLACE
                          WALTHAM, MASSACHUSETTS 02451

              ----------------------------------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 9, 2000

              ----------------------------------------------------


To the Stockholders of Network-1 Security Solutions, Inc.:

         Notice is hereby given that a Special Meeting of Stockholders of Network-1 Security Solutions, Inc., a Delaware corporation (the "Company"), will be held at its executive offices located at 1601 Trapelo Road, Reservoir Place, Waltham, Massachusetts, on Thursday, November 9, 2000 at 10:00 A.M., local time, for the following purposes:

         1. To amend the Company's Amended and Restated 1996 Stock Option Plan to increase the number of shares of the Company's Common Stock available for issuance thereunder by 735,000 shares to an aggregate of 2,535,000 shares; and

         2. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on October 4, 2000 as the record date for the meeting. Only holders of record of shares of the Company's Common Stock at that time will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

         Management requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.


                                           By Order of the Board of Directors,


                                           Murray P. Fish
                                           Secretary


Waltham, Massachusetts
October 6, 2000

                       NETWORK-1 SECURITY SOLUTIONS, INC.

                     ---------------------------------------

                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON THURSDAY, NOVEMBER 9, 2000

                     ---------------------------------------

         This Proxy Statement is furnished by the Board of Directors of Network-1 Security Solutions, Inc. (the "Company") in connection with the solicitation of proxies to be voted at the Special Meeting of Stockholders, which will be held at the Company's offices located at 1601 Trapelo Road, Reservoir Place, Waltham, Massachusetts, on November 9, 2000, at 10:00 A.M., local time, and at all adjournments thereof.

         Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Special Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Special Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted FOR the amendment to the Company's Amended and Restated 1996 Stock Option Plan (the "Stock Option Plan") to increase the number of shares of Common Stock available for issuance thereunder by 735,000 shares to an aggregate of 2,535,000 shares.

         The Company's executive offices are located at 1601 Trapelo Road, Reservoir Place, Waltham, Massachusetts, 02451, and its phone number is (781) 522-3400. On or about October 6, 2000 this Proxy Statement and the accompanying form of proxy are to be mailed to each stockholder of record at the close of business on October 4, 2000 (the "Record Date").


                                VOTING SECURITIES

         Only stockholders of record at the close of business on the Record Date are entitled to vote at the meeting. As of the Record Date, the Company had issued and outstanding and entitled to vote 6,361,462 shares of common stock, par value $0.01 per share (the "Common Stock") and 156,204 shares of Series D Preferred Stock (the "Preferred Stock"). Each share of Common Stock and Preferred Stock entitles the holder thereof to one vote. The presence at the meeting in person or by proxy, of a majority of the outstanding shares of stock entitled to vote is necessary to constitute a quorum for the meeting. For purposes of the quorum and the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstension to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. The approval of the amendment to the Company's Stock Option Plan, as set forth in the proposal below, requires the affirmative vote of a majority of the shares entitled to vote present in person or by proxy.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Company's voting stock as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each of the executive officers of the Company listed in the Summary Compensation Table below, and (iv) all executive officers and directors of the Company as a group.

   NAME AND ADDRESS OF               NUMBER OF SHARES      PERCENTAGE OF SHARES
    BENEFICIAL OWNER                BENEFICIALLY OWNED     BENEFICIALLY OWNED(1)
    ----------------                ------------------     ---------------------

Wheatley Partners II, L.P. (2)           1,194,659                  18.3%

Corey M. Horowitz(3)                     1,149,939                  16.9%
   CMH Capital Management Corp.
   Pisces Investors, L.P.
   Security Partners, L.P.

Barry Rubenstein(4)                       454,276                   6.7%
   Woodland Venture Fund
   Seneca Ventures
   Woodland Partners

Avi A. Fogel(5)                           439,487                   6.4%

Murray P. Fish(6)                         54,700                     *

Joseph A. Donohue(7)                      50,949                     *

Robert Olsen(8)                           35,968                     *

Emanuel R. Pearlman(9)                    31,392                     *

Marcus Ranum(10)                           1,875                     *

Mark Tuomenoksa(11)                        5,000                     *

Daniel E. Geer(12)                         5,000                     *

All executive officers and
directors as a group (9 persons)         1,774,310                  24.0%

-------------------------------------

    *    Less than 1%.

   (1) Unless otherwise indicated, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised or converted. Assumes a base of 6,361,462 shares of Common Stock and 156,204 shares of Preferred Stock outstanding. Except as otherwise indicated, the address for each beneficial owner of more than 5% of the outstanding voting stock of the Company is c/o Network-1 Security Solutions, Inc., 1601 Trapelo Road, Reservoir Place, Waltham, Massachusetts 02451.

   (2)   Does not include (i) 31,040, 23,280, 31,040, 4,656 and 3,104 shares of
         Common Stock beneficially owned by Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Seth Lieber and Jonathan Lieber, respectively, each of whom is a general partner of Wheatley Partners II, L.P. ("Wheatley") and (ii) an aggregate of 601,028 shares of Common Stock subject to currently exercisable warrants and options and convertible securities beneficially owned by Barry Rubenstein (358,828 shares), Irwin Lieber (160,236 shares), Barry Fingerhut (65,572 shares) and Jonathan Lieber (16,392 shares). Each of Messrs. Rubenstein, I. Lieber, Fingerhut, S. Lieber and J. Lieber disclaims beneficial ownership of the shares held by Wheatley, except to the extent of their equity interest therein. Wheatley's business address is 80 Cuttermill Road, Great Neck, New York 11021.

   (3) Includes (i) 382,752 shares of common stock held by Mr. Horowitz, (ii) 37,500 shares of common stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 206,933 shares of common stock held by Pisces Investors, L.P., a limited partnership whose general partner is CMH Capital Management Corp., a corporation whose sole stockholder and officer is Mr. Horowitz, (iv) 145,887 shares of common stock owned by Security Partners, L.P., a limited partnership whose general partner is CMH and one of whose limited partners is Mr. Horowitz, (v) 87,995 shares of common stock held by CMH, (vi) 124,936 shares of common stock subject to currently exercisable warrants held by CMH, (vii) 40,984 shares of common stock subject to currently exercisable warrants held by Mr. Horowitz, (viii) 40,984 shares of common stock issuable upon conversion of Series D Preferred Stock held by Mr. Horowitz, (ix) 40,984 shares of common stock subject to warrants underlying certain promissory notes held by Mr. Horowitz and (x) 40,984 shares of common stock issuable upon conversion of Series D Preferred Stock underlying certain promissory notes held by Mr. Horowitz. Does not include 5,000 shares of common stock subject to stock options which are not currently exercisable. Mr. Horowitz disclaims beneficial ownership of the shares held by Pisces Investors, L.P. and Security Partners, L.P., except to the extent of his equity interest therein. The address of CMH Capital Management Corp. is 885 Third Avenue, New York, New York 10022 and the address of Pisces Investors, L.P. and Security Partners, L.P. is c/o CMH Capital Management Corp., 885 Third Avenue, New York, New York 10022.

   (4) Includes (i) 31,040 shares of Common Stock held by Mr. Rubenstein, (ii) 45,000 shares of common stock subject to currently exercisable stock options held by Mr. Rubenstein, (iii) 49,664 shares of common stock subject to currently exercisable warrants held by Mr. Rubenstein, (iv) 41,128 and 23,280 shares of common stock held by Woodland Venture Fund and Seneca Ventures, respectively, (v) 32,787, 16,393, 16,393, 234 and 234 shares of common stock subject to currently exercisable warrants held by Woodland Venture Fund, Seneca Ventures, Woodland Partners and Marilyn Rubenstein, respectively, (vi) 32,787, 16,393, 16,393, 234 and 234 shares of common stock issuable upon conversion of Series D Preferred Stock held by Woodland Venture Fund, Seneca Ventures, Woodland Partners, Barry Rubenstein and Marilyn Rubenstein, respectively, (vii) 32,787, 16,393, 16,393, 234 and 234 shares of common stock subject to warrants underlying certain promissory notes held by Woodland Venture Fund, Seneca Ventures, Woodland Partners, Barry Rubenstein and Marilyn Rubenstein, respectively, and (viii) 32,787, 16,393, 16,393, 234 and 234 shares of common stock issuable upon conversion of Series D Preferred Stock underlying certain promissory notes held by Woodland Venture Fund, Seneca Ventures, Woodland Partners, Barry Rubenstein and Marilyn Rubenstein, respectively. Barry Rubenstein and Woodland Services Corp. are the general partners of Woodland Venture Fund and Seneca Ventures. Barry Rubenstein is the President and sole director of Woodland Services Corp. Barry Rubenstein is the general partner of Woodland Partners. Barry Rubenstein is a general partner of Wheatley Partners II, L.P. Marilyn Rubenstein is the wife of Barry Rubenstein. Does not include 2,500 shares of common stock subject to stock options held by Mr. Rubenstein which are not currently exercisable. Mr. Rubenstein disclaims beneficial ownership of the shares of common stock held by Wheatley Partners II, L.P., except to the extent of his equity interest therein. The address of Barry Rubenstein is 68 Wheatley Road, Brookville, New York 11545. The address for Wheatley Partners II, L.P., Woodland Venture Fund, Seneca Ventures and Woodland Partners is c/o Barry Rubenstein, 68 Wheatley Road, Brookville, New York 11545.

   (5) Includes (i) 373,393 shares of common stock subject to currently exercisable stock options and (ii) 16,394 shares of common stock subject to currently exercisable warrants. Does not include 182,066 shares subject to stock options which are not currently exercisable.

   (6) Includes 54,700 shares of Common Stock subject to currently exercisable stock options issued to Mr. Fish pursuant to the Stock Option Plan. Does not include 70,315 shares of Common Stock subject to stock options which are not currently exercisable.

   (7) Includes 50,949 shares of Common Stock subject to currently exercisable stock options issued to Mr. Donohue pursuant to the Stock Option Plan. Does not include 70,170 shares of Common Stock subject to stock options which are not currently exercisable.

   (8) Includes 35,968 shares of Common Stock subject to currently exercisable stock options issued to Mr. Olsen pursuant to the Stock Option Plan. Does not include 70,373 shares of Common Stock subject to options not currently exercisable.

   (9) Includes (i) 15,000 shares of common stock subject to currently exercisable options issued to Mr. Pearlman pursuant to the Stock Option Plan, (ii) 4,098 shares of common stock subject to currently exercisable warrants, (iii) 4,098 shares of common stock issuable upon conversion of Series D Preferred, (iv) 4,098 shares of common stock subject to currently exercisable warrants underlying certain promissory notes and (v) 4,098 shares of common stock issuable upon conversion of Series D Preferred Stock underlying certain promissory notes. Does not include 5,000 shares of common stock subject to options not currently exercisable.

   (10) Includes 1,875 shares of Common Stock subject to currently exercisable stock options issued to Mr. Ranum pursuant to the Stock Option Plan. Does not include 5,000 shares of Common Stock subject to stock options which are not currently exercisable.

   (11) Includes 5,000 shares of Common Stock subject to currently exercisable options issued to Mr. Tuomenoksa. Does not include 15,000 shares of Common Stock subject to options not currently exercisable.

   (12) Includes 5,000 shares of Common Stock subject to currently exercisable options issued to Mr. Geer. Does not include 15,000 shares of Common Stock subject to options not currently exercisable.

                             EXECUTIVE COMPENSATION

         The following table summarizes compensation awarded to, earned by or paid to the Company's Chief Executive Officer and to each of its executive officers who received salary and bonus in excess of $100,000 for services rendered in all capacities to the Company during each of the years ended December 31, 1999, 1998 and 1997 (the "Named Executive Officers"). None of the Company's other employees received in excess of $100,000 in compensation during the year ended December 31, 1999.

SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                                             -------------------
                                                                                            LONG TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                                                        -----------------
                                      YEAR ENDED                                        SHARES UNDERLYING
NAME AND PRINCIPAL POSITION           DECEMBER 31        SALARY ($)         BONUS ($)      OPTIONS(#)
---------------------------           -----------        ----------         ---------      ----------
Avi A. Fogel                             1999             $150,000           $28,375         122,116
   President & Chief Executive           1998             $128,192(1)        $24,986         383,343
   Officer

Robert Russo                             1999             $120,000(2)        $16,000          56,250
   President and Chief Operating         1998             $153,746(3)        $ 5,000               -
   Officer, Vice President of            1997             $145,000(4)              -               -
   Professional Services

William Hancock                          1999             $160,000(5)              -          56,250
   Chief Technology Officer,             1998             $160,000                 -               -
   Executive Vice President              1997             $160,000(6)              -               -

Robert P. Olsen                          1999             $120,000           $24,975          52,758
   Vice President of Marketing           1998             $ 94,154(7)        $14,992          94,362
   Vice President of Product
   Management

Murray P. Fish                           1999             $120,000           $25,500          52,714
   Chief Financial Officer,              1998             $ 75,692(8)        $14,926          94,185
   Secretary

Joseph A. Donohue                        1999             $120,000           $22,125          52,605
   Vice President of Engineering         1998             $ 53,077(9)        $10,060          93,750

-----------------

   (1) Mr. Fogel was first employed as President and Chief Executive Officer in May 1998 and served as a consultant to the Company from March 1998 to May 1998. Mr. Fogel received $33,000 as a consultant. Mr. Fogel's annual base salary during 1998 was $150,000.
   (2) In January 1999, Mr. Russo became Vice President of Professional Services. Effective February 2000, Mr. Russo was no longer employed by the Company.
   (3) Mr. Russo served as President and Chief Operating Officer until May 1998 at which time he became Vice President of Business Development. Includes $19,925 of deferred salary.
   (4)   Includes $51,692 of deferred salary.
   (5) Effective February 2000, Mr. Hancock was no longer employed by the Company.

   (6)   Includes $6,154 of deferred salary.
   (7) Mr. Olsen served as Vice President of Product Management from May 1998 until March 1999 at which time he became Vice President of Marketing. Mr. Olsen served as a consultant to the Company from March 1998 to May 1998. Mr. Olsen received $18,000 as a consultant. Mr. Olsen's annual base salary during 1998 was $120,000.
   (8)   Mr. Fish joined the Company in May 1998.
   (9)   Mr. Donohue joined the Company in July 1998.

OPTION GRANTS IN 1999

The following stock options were granted to the Company's Named Executive Officers during the year ended December 31, 1999:

                           NUMBER OF       % OF TOTAL
                             SHARES     OPTIONS GRANTED TO     EXERCISE
                           UNDERLYING       EMPLOYEES         PRICE PER         EXPIRATION
                         OPTIONS GRANTED    IN 1999(1)         SHARE(2)            DATE
                         ---------------    ----------         --------            ----
Avi A. Fogel                 40,000            5.4%             $3.75             6/22/09
                             32,116            4.3%             $1.50            10/25/09
                             50,000            6.7%             $2.91            11/08/09

Robert Russo                 20,000            2.7%             $3.75             6/22/09
                             11,250            1.5%             $1.50            10/25/09

William Hancock              20,000            2.7%             $3.75             6/22/09
                             11,250            1.5%             $1.50            10/25/09

Robert P. Olsen              20,000            2.7%             $3.75             6/22/09
                             28,591            3.8%             $1.50            10/25/09
                              4,167            0.6%             $2.91            11/08/09

Murray P. Fish               20,000            2.7%             $3.75             6/22/09
                             28,546            3.8%             $1.50            10/25/09
                              4,168            0.6%             $2.91            11/08/09

Joseph Donohue               20,000            2.7%             $3.75             6/22/09
                             28,438            3.8%             $1.50            10/25/09
                              4,167            0.6%             $2.91            11/08/09

---------------

(1) The number of options granted to employees during the year ended December 31, 1999 used to compute this percentage is based on 604,152 incentive stock options and 143,478 non-qualified stock options.

(2) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant, as determined by the Board of Directors.

1999 FISCAL YEAR-END OPTION VALUES

         No options were exercised by an executive officer of the Company during the year ended December 31, 1999. The following table sets forth information relating to the fiscal year-end value of unexercised options held by Named Executive Officers on an aggregated basis:

                               NUMBER OF SECURITIES                         VALUE OF
                                    UNDERLYING                             UNEXERCISED
                                UNEXERCISED OPTIONS                    IN-THE-MONEY OPTIONS
                               AT FISCAL YEAR-END (#)               AT FISCAL YEAR-END ($) (1)
                          ------------------------------          ------------------------------
    NAME                  EXERCISABLE      UNEXERCISABLE          EXERCISABLE      UNEXERCISABLE
    ----                  -----------      -------------          -----------      -------------
Avi A. Fogel                256,191           249,268             $1,956,356        $1,920,854
Robert Russo(2)              24,625            31,625               $151,020          $215,308
William Hancock(2)           24,625            31,625               $151,020          $215,308
Robert P. Olsen              70,780            76,340               $417,268          $500,874
Murray P. Fish               70,666            76,233               $416,544          $500,147
Joseph Donohue               70,386            75,969               $401,919          $488,261

------------------------
(1) Options are "in-the-money" if the market price of the Common Stock on December 31, 1999 ($10.8125) exceeds the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock underlying the options on December 31, 1999 and the aggregate exercise price of such options.

(2) In February 2000, Messrs. Russo and Hancock entered into termination agreements with the Company pursuant to which (i) each of them received options to purchase 25,000 shares and (ii) the vesting of certain of their options was accelerated so that each of them had 41,250 exercisable options and 15,000 unexercisable options, with values at fiscal year-end of $264,459 and $118,538, respectively.


EMPLOYMENT AGREEMENTS

         On May 18, 1998, the Company entered into an employment agreement with Avi A. Fogel, pursuant to which Mr. Fogel serves as the Company's Chief Executive Officer and President for a four year term at an annual base salary of $150,000 per year subject to annual increases in base salary of up to 20% at the discretion of the Compensation Committee of the Board of Directors. In May 2000, Mr. Fogel's annual base salary was increased to $185,000 per year. Mr. Fogel is eligible to receive an additional annual cash bonus of up to $50,000 as determined by the Compensation Committee of the Board of Directors in its discretion. In addition, upon execution of his employment agreement, Mr. Fogel received five year options to purchase 294,879 shares of the Company's Common Stock at an exercise price of $2.42 per share. The options granted to Mr. Fogel vested as to 34% of the shares covered thereby at the time of execution of his employment agreement and vest as to 22% of the shares covered thereby on each of the first three anniversaries thereafter, subject to acceleration upon a change of control of the Company. In the event Mr. Fogel's employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to (i) the vesting of all options in the year of termination and 50% of the options that would have vested in the year following termination and (ii) the lesser of one year's base salary or the base salary for the balance of the term of the agreement. Mr. Fogel has agreed not to disclose any confidential information of the Company during the term of his employment or at any time thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.

         On June 30, 1998, the Company entered into an employment agreement with William Hancock pursuant to which Mr. Hancock agreed to continue to serve as the Company's Chief Technology Officer for a three year term at an annual salary of $160,000 per annum, subject to additional bonus compensation as determined by the Compensation Committee of the Board of Directors in its discretion. Mr. Hancock has agreed not to disclose any confidential information of the Company during the term of his employment or at any time thereafter. On February 7, 2000, the Company entered into a termination agreement with Mr. Hancock pursuant to which he received an additional option to purchase 25,000 shares of Common Stock and options to purchase 6,625 shares of Common Stock held by Mr. Hancock were accelerated to vest upon the closing of the sale by the Company of its Professional Services business which was consummated on February 9, 2000 (the "Closing Date"). The Company also agreed to extend the time period to exercise the vested incentive stock options from 30 days to 90 days. In addition, the Company agreed to pay Mr. Hancock a special bonus within 10 days of the one-year anniversary of the Closing Date, conditioned upon his still being employed by the acquiror at such time, in an amount equal to 3% of the net funds ($1,000,000 held in escrow) received by the Company from the acquiror following the first anniversary of the Closing Date, subject to certain adjustments. Furthermore, the Company secured an agreement with Wheatley to release Mr. Hancock's founder shares from a lockup over a period of time. Effective on the Closing Date, Mr. Hancock was no longer employed by the Company.

         On May 18, 1998, the Company entered into an employment agreement with Robert P. Olsen pursuant to which Mr. Olsen serves as the Company's Vice President of Marketing for a three year term at an annual salary of $120,000 per annum, subject to an additional cash bonus of up to $30,000 as determined by the Compensation Committee of the Board of Directors in its discretion. In May 2000, Mr. Olsen's annual base salary was increased to $150,000 per year. Upon execution of his employment agreement, Mr. Olsen received an incentive stock option to purchase 58,976 shares of the Company's Common Stock at an exercise price of $5.60 per share. The options granted to Mr. Olsen vested as to 34% of the shares covered thereby upon execution of the agreement and 22% of the shares covered thereby on each of the first three anniversaries thereafter, subject to acceleration upon a change of control of the Company. In the event Mr. Olsen's employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to (i) the vesting of all options in the year of termination and 50% of the options that would have vested in the year following termination and (ii) the lesser of one year base salary or the base salary for the balance of the term of the agreement. Mr. Olsen has agreed not to disclose any confidential information of the Company during the term of his employment or at any time thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.

         On May 19, 1998, the Company entered into an employment agreement with Murray P. Fish pursuant to which Mr. Fish agreed to serve as the Company's Chief Financial Officer for a three year term at an annual salary of $120,000 per annum, subject to an additional cash bonus of $30,000 as determined by the Compensation Committee of the Board of Directors in its discretion. In May 2000, Mr. Fish's annual base salary was increased to $150,000 per year. Upon execution of his employment agreement, Mr. Fish received an incentive stock option to purchase 58,500 shares of the Company's Common Stock at an exercise price of $5.60 per share. The options granted to Mr. Fish vested as to 34% of the shares covered thereby upon execution of the agreement and vest as to 22% on each of the first three anniversaries thereafter, subject to acceleration upon a change of control of the Company. In the event Mr. Fish's employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to (i) the vesting of all options in the year of termination and 50% of the options that would have vested in the year following termination and (ii) the lesser of six months base salary or the base salary for the balance of the term of the agreement. Mr. Fish has agreed not to disclose any confidential information of the Company during the term of his employment or at any time thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.

         On July 31, 1998, the Company entered into an employment agreement with Joseph A. Donohue pursuant to which Mr. Donohue agreed to serve as the Company's Vice President of Engineering for a three year term at an annual salary of $120,000 per annum, subject to an additional cash bonus of $30,000 as determined by the Compensation Committee of the Board of Directors in its discretion. In May 2000, Mr. Donohue's annual base salary was increased to $150,000 per year. In connection with his employment, Mr. Donohue received an incentive stock option to purchase 62,500 shares of the Company's Common Stock at an exercise price of $6.00 per share. The options granted to Mr. Donohue vested as to 34% of the shares covered thereby upon execution of the agreement and 22% of the shares covered thereby on each of the first three anniversaries thereafter, subject to acceleration upon a change of control of the Company. In the event Mr. Donohue's employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to (i) the vesting of all options in the year of termination and 50% of the options that would have vested in the year following termination and (ii) the lesser of six months base salary or the base salary for the balance

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of the term of the agreement. Mr. Donohue has agreed not to disclose any confidential information of the Company during the term of his employment or at any time thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.

         On May 15, 1999, the Company entered into an employment agreement with Robert Russo pursuant to which Mr. Russo agreed to continue to serve as the Company's Vice President of Professional Services for a two year term at an annual salary of $120,000, subject to additional bonus compensation as determined by the Compensation Committee of the Board of Directors in its discretion. Mr. Russo agreed not to disclose any confidential information of the Company during the term of his employment or at any time thereafter. On February 7, 2000, the Company entered into a termination agreement with Mr. Russo pursuant to which he received an additional option to purchase 25,000 shares of Common Stock and options to purchase 6,625 shares of Common Stock held by Mr. Russo were accelerated to vest upon the closing of the sale by the Company of its Professional Services business which was consummated on February 9, 2000 (the "Closing Date"). The Company also agreed to extend the time period to exercise the vested incentive stock options from 30 days to 90 days. In addition, the Company agreed to pay Mr. Russo a special bonus within 10 days of the one-year anniversary of the Closing Date, conditioned upon his still being employed by the acquiror at such time, in an amount equal to 3% of the net funds ($1,000,000 held in escrow) received by the Company from the acquiror following the first anniversary of the Closing Date, subject to certain adjustments. Furthermore, the Company secured an agreement with Wheatley to release Mr. Russo's founder shares from a lockup over a period of time. Effective on the Closing Date, Mr. Russo was no longer employed by the Company.

              AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED STOCK
            OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR
                 ISSUANCE THEREUNDER FROM 1,800,000 TO 2,535,000
                                (PROPOSAL NO. 1)

         At the Special Meeting, the Company's stockholders will be asked to approve an amendment to the Company's Amended and Restated 1996 Stock Option Plan (the "Stock Option Plan") to increase the number of shares of Common Stock reserved for issuance under the Stock Option Plan from 1,800,000 to 2,535,000.

         The Board believes that in order to enable the Company to continue to attract and retain personnel of the highest caliber, provide incentive for officers, directors, key employees and other key persons and continue to promote the well-being of the Company, it is in the best interest of the Company and its stockholders to provide to officers, directors, key employees, consultants and the other independent contractors who perform services for the Company, through the granting of stock options, the opportunity to participate in the value and/or appreciation in value of the Company's Common Stock. The Board has found that the grant of options under the Stock Option Plan has proven to be a valuable tool in attracting and retaining key employees. It believes that such authority, in view of the substantial growth of the Company and need to continue to grow, should be exercised to increase the number of options which may be granted under the Stock Option Plan. The Board believes that such authority will provide the Company with significant means to attract and retain personnel and maintain current key employees.

SUMMARY OF THE STOCK OPTION PLAN

         On March 7, 1996, the Board of Directors and stockholders of the Company approved the adoption of the Stock Option Plan. The Stock Option Plan is intended to assist the Company in securing and retaining key employees, directors and consultants by allowing them to participate in the ownership and growth of the Company through the grant of incentive and non-qualified options (collectively, the "Options"). Under the Stock Option Plan, key employees (including officers and employee directors) are eligible to receive grants of incentive stock options. Employees (including officers), directors of the Company or any affiliates and consultants are eligible to receive grants of non-qualified options. Incentive stock options granted under the Stock Option Plan are intended to be "Incentive Stock Options" as defined by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

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

         The Stock Option Plan is administered by the Compensation Committee of the Board of Directors of the Company which currently consists of Corey M. Horowitz and Emanuel Pearlman. The Compensation Committee of the Board of Directors will consist of members who have been determined by the Board of Directors to be "disinterested persons" within the meaning of Rule 16b-3(c)(2)(i) promulgated under the Exchange Act or any future corresponding rule.

         The Compensation Committee will determine who shall receive Options, the number of shares of Common Stock that may be purchased under the Options, the time and manner of exercise of Options and exercise prices. The term of Options granted under the Stock Option Plan may not exceed 10 years (five years in the case of an incentive stock option granted to an optionee owning more than 10% of the voting stock of the Company) (a "10% Holder"). The exercise price for incentive stock options shall not be less than 100% of the "fair market value" of the shares of Common Stock at the time the Option is granted; provided, however, that with respect to an incentive stock option, in the case of a 10% Holder, the purchase price per share shall be at least 110% of such fair market value. The exercise price for non-qualified options is set by the Compensation Committee in its discretion. The aggregate fair market value of the shares of Common Stock as to which an optionee may exercise incentive stock options may not exceed $100,000 in any calendar year. Payment for shares purchased upon exercise of Options is to be made in cash, check or other instrument, and at the discretion of the Committee, may be made by delivery of other shares of Common Stock of the Company. If any Option granted under the Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to the Option will once again be available for additional Option grants.

         Under certain circumstances involving a change in the number of outstanding shares of Common Stock including a stock split, consolidation, merger or payment of stock dividend, the class and aggregate number of shares of Common Stock in respect of which Options may be granted under the Stock Option Plan, the class and number of shares subject to each outstanding Option and the exercise price per share will be proportionately adjusted.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE STOCK OPTION PLAN

         The following is a brief summary of the Federal income tax aspects of grants made under the Stock Option Plan based upon statutes, regulations and interpretations in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

         1. Incentive Stock Options. An option holder will recognize no taxable income upon the grant or exercise of an Incentive Stock Option. Upon a disposition of the shares after the later of two years from the date of grant and one year from the date of exercise, (i) the option holder will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss (as the case may be) if the shares are capital assets in his or her hands; and (ii) the Company will not qualify for any deduction in connection with the grant or exercise of the options. The excess, if any, of the fair market value of the shares on the date of exercise of an Incentive Stock Option over the exercise price will be treated as an item of adjustment for his or her taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. In the case of a disposition of shares in the same taxable year as the exercise where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on such disposition over the exercise price which is the same amount included in regular taxable income.

         If the Common Stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of the holding periods described above, (i) the option holder will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of the shares, over the exercise price paid for such shares; and (ii) the Company will qualify for a deduction equal to any such amount recognized, subject to the requirements of Section 162(m) of the Code and that the compensation be reasonable. The option holder will recognize the excess, if any, of the amount realized over the fair market value of the shares on the date of exercise, if the shares are capital assets in his or her hands, as short-term or long-term capital gain, depending on the length of time that the option holder held the shares, and the Company will not qualify for a deduction with respect to such excess.

         2. Non-Qualified and Non-Plan Stock Options. With respect to Non-Qualified and Non-Plan Stock Options (i) upon grant of the option, the participant will recognize no income; (ii) upon exercise of the option (if the shares are not subject to a substantial risk of forfeiture), the option holder will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and the Company will qualify for a deduction in the same amount, subject to the requirements of Section 162(m) of the Code and that the compensation be reasonable; (iii) the Company will be required to comply with applicable Federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the option holder; and (iv) on a sale of the shares, the option holder will recognize gain or loss equal to the difference, if any, between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as short-term or long-term capital gain or loss if the shares are capital assets in the participant's hands depending upon the length of time that the participant held the shares.

         The approval of the proposed amendment to the Company's Stock Option Plan requires the affirmative vote of a majority of the voting stock present in person or represented by proxy at the Special Meeting, provided a quorum exists.

         The Board believes that the Proposed Amendment to the Stock Option Plan will help the Company attract and retain qualified officers, directors and key employees. Accordingly, the Board believes that the Amendment to the 1996 Stock Option Plan is in the best interest of the Company and unanimously recommends a vote FOR its approval.


                            GENERAL AND OTHER MATTERS

         Management knows of no matter other than the matters described above that will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his or their best judgment on such matters.


                             SOLICITATION OF PROXIES

         The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.


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